EXHIBIT 99.1
Fastenal Company Reports 2021 Second Quarter Earnings
WINONA, Minn., July 13, 2021 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended June 30, 2021. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2021	2020	Change	2021	2020	Change
Net sales	$2,924.7	2,876.0	1.7%	$1,507.7	1,509.0	-0.1%
Business days	127	128		64	64
Daily sales	$23.0	22.5	2.5%	$23.6	23.6	-0.1%
Gross profit	$1,344.1	1,308.4	2.7%	$700.7	671.6	4.3%
% of net sales	46.0%	45.5%		46.5%	44.5%
Operating income	$598.1	587.3	1.8%	$317.8	316.0	0.5%
% of net sales	20.5%	20.4%		21.1%	20.9%
Earnings before income taxes	$593.1	582.9	1.8%	$315.2	313.7	0.5%
% of net sales	20.3%	20.3%		20.9%	20.8%
Net earnings	$450.3	441.5	2.0%	$239.7	238.9	0.4%
Diluted net earnings per share	$0.78	0.77	1.7%	$0.42	0.42	0.0%
Year-Over-Year Quarterly Results of Operations
Net sales decreased $1.3, or 0.1%, in the second quarter of 2021 when compared to the second quarter of 2020. The second quarter of 2021 was heavily influenced by two trends. First, in the second quarter of 2020 we sold significant quantities of personal protective equipment (PPE) and sanitation products as a result of actions taken by governments and businesses around the world to address the onset of the COVID-19 pandemic. In the second quarter of 2021, the ability of governments and businesses to manage the pandemic has improved, as reflected in lower infection and higher vaccination rates. As a result, the "surge"-type volumes that we experienced in the second quarter of 2020 did not recur in the second quarter of 2021. Second, demand from our traditional manufacturing and construction customers in the second quarter of 2021 was significantly stronger than in the year earlier period, when measures to address the pandemic resulted in a sharp and broad drop in economic activity. The net effect on sales of these two trends - reduced sales of surge-related product, but improved manufacturing and construction demand - were mostly offsetting.
The overall impact of product pricing on net sales in the second quarter of 2021 was 80 to 110 basis points. We continue to experience pressure related to product and transportation cost inflation. Pricing actions taken in the first and second quarters of 2021 contributed to the increase in the impact of net pricing on sales in the second quarter of 2021. We will continue to take actions as necessary to mitigate the impact of product and transportation cost inflation in the second half of 2021. The impact of product pricing on net sales was immaterial during the second quarter of 2020.
The absence of pandemic-related impacts produced significant shifts in the product mix of our business in the second quarter of 2021. Fastener daily sales grew 28.4% over the second quarter of 2020, and represented 33.6% of our net sales in the second quarter of 2021; fasteners represented 26.0% and 34.5% of net sales in the second quarter of 2020 and the second quarter of 2019, respectively. Improvement from the second quarter of 2020 reflected higher manufacturing and construction demand. Safety product daily sales declined 38.6% from the second quarter of 2020 and represented 21.0% of our net sales in the second quarter of 2021; safety products represented 34.0% and 17.5% of net sales in the second quarter of 2020 and the second quarter of 2019, respectively. The decline from the second quarter of 2020 reflected the absence of surge-related PPE sales, only partly offset by improvements in manufacturing and construction demand. Other products daily sales grew 12.9% over the second quarter of 2020 and represented 45.4% of our net sales in the second quarter of 2021; other products represented 40.0% and 48.0% of net sales in the second quarter of 2020 and the second quarter of 2019, respectively. Improvement from 2020 reflected higher manufacturing and construction demand, only partly offset by the absence of surge-related sanitation sales.
Daily sales to our national account customers (defined as customer accounts with a multi-site contract) increased 1.4% in the second quarter of 2021 over the second quarter of 2020. Most of our national accounts customers grew in the second quarter of 2021 over the year earlier period, as reflected by our experiencing growth at 71 of our Top 100 national account customers. However, this was mostly offset by the absence in the second quarter of 2021 of large surge-type sales made to a small number of large national account customers in the year earlier period. Revenues attributable to national account customers represented 55.6% of our total revenues in the period. Daily sales to our non-national account customers, which includes government customers, declined 2.4% in the second quarter of 2021 from the second quarter of 2020. This reflects the absence in the second quarter of 2021 of large surge-type sales made primarily to government customers, total sales to which declined 62.5% versus the year earlier period. This was only partly offset by strong growth in our non-government, non-national account customers. Revenues attributable to non-national account customers represented 44.4% of our total revenues in the period.
Our gross profit, as a percentage of net sales, increased 200 basis points to 46.5% in the second quarter of 2021 from 44.5% in the second quarter of 2020. This increase reflects several items. First, product and customer mix favorably impacted our gross profit percentage as a result of the sharp increase in the mix of fastener sales and sharp decrease in non-fastener sales in the second quarter of 2021 relative to the second quarter of 2020. Second, overhead/organizational leverage improved primarily due to stronger business conditions. Third, product margins improved, primarily due to a higher gross profit percentage for our safety products as a result of more favorable customer mix within the safety category. Fourth, net rebates were more favorable on a combination of stronger demand increasing our product purchasing activity and lower rebates to certain customers that had significant purchases of PPE product in the second quarter of 2020. These variables were partly offset by higher shipping costs and increased use of external service providers as a means of managing tight product and transportation supply chains.
Our operating income, as a percentage of net sales, increased to 21.1% in the second quarter of 2021 from 20.9% in the second quarter of 2020. The 20 basis point increase in operating income percentage experienced in the second quarter of 2021 is due to the 200 basis point increase in gross profit, as a percentage of net sales, only partly offset by an increase in operating and administrative expenses, as a percentage of net sales, which increased 180 basis points to 25.4% in the second quarter of 2021 from 23.6% in the second quarter of 2020. In the second quarter of 2020, we benefited from the proactive reduction in certain expenses, such as part-time labor hours and truck routes, as well as cost reductions that were a natural consequence of the weak COVID-19 economy, such as incentive compensation, travel, healthcare, and fuel. In the second quarter of 2021, we are either comparing against already low numbers or, as a result of a stronger economy, seeing an increase in many of these expenses, which produced the deleveraging of our operating expenses in the period.
Employee-related expenses, which represent approximately 70% of total operating and administrative expenses, increased 11.5% in the second quarter of 2021 compared to the second quarter of 2020. The increase was primarily due to higher incentive compensation as improved business activity lifted branch growth and profitability, as well as a 25.1% increase in health insurance costs as employees and their families were more comfortable seeking health and dental care. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 4.7% in the second quarter of 2021 compared to the second quarter of 2020. This was primarily due to higher costs for FMI equipment related to an increase in installations and an increase in maintenance and refurbishment. Combined, all other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, decreased 8.8% in the second quarter of 2021 compared to the second quarter of 2020. The performance of this line relates to relatively small changes in a number of general expense categories, including more favorable conditions for net marketing expenses, sales of branch vehicles, and bad debt, which was only partly offset by higher spending for fuel, travel, and information technology.
Our net interest expense was $2.6 in the second quarter of 2021 compared to $2.4 in the second quarter of 2020.
We recorded income tax expense of $75.5 in the second quarter of 2021, or 24.0% of earnings before income taxes. Income tax expense was $74.8 in the second quarter of 2020, or 23.8% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be in the 24.5% to 25.0% range.
Our net earnings during the second quarter of 2021 were $239.7, an increase of 0.4% compared to the second quarter of 2020. Our diluted net earnings per share were $0.42 during the second quarter of 2021, which was unchanged from $0.42 during the second quarter of 2020.

Results of Operations (Comparison to 2019 Periods)
Given the unusual nature of our marketplace over the last 15 months due to the COVID-19 pandemic, we believe that a comparison of net sales, gross profit, operating and administrative expenses, operating income, and net earnings during the first six months and second quarter of 2021 to the same periods in 2019 provides further insight into sustainable trends and underlying performance of our business. As discussed earlier in this release, there were certain aspects of the COVID-19 pandemic that dramatically impacted our business during 2020. Given this, we believe that a comparison to the 2019 periods is helpful to demonstrate changes in financial condition and our results of operations during the most recently ended quarter. The table below provides such a comparison:

	Six-month Period			Three-month Period
	2021	2019	Change	2021	2019	Change
Net sales	$2,924.7	$2,677.7	9.2%	$1,507.7	$1,368.4	10.2%
Gross profit	$1,344.1	$1,265.9	6.2%	$700.7	$641.2	9.3%
% of net sales	46.0%	47.3%		46.5%	46.9%
Operating and administrative expenses	$746.0	$729.5	2.3%	$382.9	$366.2	4.6%
% of net sales	25.5%	27.3%		25.4%	26.8%
Operating income	$598.1	$536.4	11.5%	$317.8	$275.0	15.5%
% of net sales	20.5%	20.0%		21.1%	20.1%
Net earnings	$450.3	$398.7	13.0%	$239.7	$204.6	17.2%

Net cash provided by operating activities	$446.3	$333.0	34.0%	$171.5	$128.1	33.9%
% of net earnings	99.1%	83.5%		71.6%	62.6%
Growth Driver Performance
•During the first six months of 2021, we signed 155 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility). This included 68 signings in the first quarter of 2021 and 87 in the second quarter of 2021. We had 1,323 active sites on June 30, 2021, which represented an increase of 9.2% from June 30, 2020. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a better than 25% rate in the second quarter of 2021 over the second quarter of 2020. This growth is due to improved demand from our Onsite customers against relatively easy comparisons, as many customers with Onsites were idled by COVID-19 or operating at significantly reduced utilization in the second quarter of 2020. A lesser contributor to the growth was the increase in our installed base. Our Onsite signings in the second quarter of 2021 were the highest since the pandemic began, and represent further progress toward 375 to 400 annual Onsite signings, which we believe the market will support as market conditions and access to customer facilities and decision makers continue to normalize. We continue to believe signings in 2021 will be between 300 and 350 locations.
•Fastenal Managed Inventory (FMI) is comprised of our FASTVend (vending devices), FASTBin (infrared, RFID, and scaled bins), and FASTStock (scanned stocking locations) offering. FASTVend and FASTBin incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies, whereas FASTStock's fulfillment processing technology is not embedded, but is relatively inexpensive and highly flexible in application. Prior to 2021, we reported exclusively on the signings, installations, and sales of FASTVend. Beginning in the first quarter of 2021, and as detailed previously in our 2020 Form 10-K filing, we began disclosing certain statistics around our FMI offering. The first statistic is a weighted FMI measure which combines the signings and installations of FASTVend and FASTBin in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is revenue through FMI devices which combines the net sales through FASTVend, FASTBin, and FASTStock. A portion of the growth in net sales experienced by FMI, particularly FASTBin and FASTStock, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations. Figures prior to 2021 may differ slightly from those provided in our 2020 Form 10-K filing based on minor changes we made to the conversion of absolute devices to weighted devices.

The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Six-month Period			Three-month Period
	2021	2020	Change	2021	2020	Change
Weighted FASTVend/FASTBin signings (MEUs)	10,526	8,165	28.9%	5,843	3,473	68.2%
Signings per day	83	64		91	54
Weighted FASTVend/FASTBin installations (MEUs; end of period)				87,567	80,124	9.3%

FASTVend/FASTBin net sales	$628.7	$514.3	22.3%	$327.7	$233.4	40.4%
% of net sales	21.5%	17.9%		21.7%	15.5%
FASTStock net sales	$251.0	$142.1	76.7%	$140.5	$56.8	147.5%
% of net sales	8.6%	4.9%		9.3%	3.8%
FMI net sales	$879.7	$656.3	34.0%	$468.2	$290.1	61.4%
FMI daily sales	$6.9	$5.1	35.1%	$7.3	$4.5	61.4%
% of net sales	30.1%	22.8%		31.1%	19.2%
Our goal for weighted FASTVend and FASTBin device signings in 2021 remains in a range of 23,000 to 25,000 MEUs.
All metrics provided above exclude approximately 13,000 non-weighted vending devices that are part of a leased locker program.
•Our e-commerce business includes sales made through an electronic data interface (EDI) with our customers or through the web. Daily sales through e-commerce grew 44.5% in the first six months of 2021 and grew 53.3% in the second quarter of 2021. Revenues attributable to e-commerce represented 13.2% of our total revenues in the second quarter of 2021.
We view our digital footprint to be a combination of our sales through FMI (FASTVend, FASTBin, and FASTStock) plus that proportion of our e-commerce sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both ourselves and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the second quarter of 2021 represented 41.7% of our sales. We began to provide this figure in the first quarter of 2021, when we reported that our Digital Footprint represented 34.8% of our sales. We identified a calculation error and determined that, using the same approach to calculating our Digital Footprint as we used in the second quarter of 2021, our Digital Footprint represented 39.1% of our sales in the first quarter of 2021.
Balance Sheet and Cash Flow
We produced operating cash flow of $446.3 in the first six months of 2021, a decrease of 9.3% from the first six months of 2020, representing 99.1% of the period's net earnings versus 111.4% in the first six months of 2020. The decline in our operating cash flow is due to a resumption of the typical pattern of making two income tax payments in the second quarter of 2021. In 2020, we did not make these payments in the second quarter as the federal government passed legislation in response to the COVID-19 pandemic that allowed companies to defer these payments into the third quarter. This more than offset a reduction in cash used to build working capital in the first six months of 2021 versus the first six months of 2020.
Accounts receivable were $908.9 at the end of the second quarter of 2021, an increase of $27.4, or 3.1%, over the second quarter of 2020. Our accounts receivable balance increased due to customer mix, as our mix of sales shifted away from faster payment surge-related product to sales with more typical terms. Inventory was $1,327.9 at the end of the second quarter of 2021, a decrease of $73.6, or 5.3%, over the second quarter of 2020. This reflects a number of factors. First, in the second quarter of 2020, we built up our inventory of critical PPE and sanitation supplies in anticipation of the economy re-opening in the second half of 2020. Given the re-opening, we have reduced that inventory. Second, the rapid slowdown in the economy in the second quarter of 2020, including the slowdown or idling of many Onsites, left inventories artificially high in that period. Third, the current period is being affected by supply chain disruption, which is limiting our ability to build inventories to levels that would normally be justified by current economic activity. Fourth, we have continued to close traditional branches, including 150 over the past 12 months, improve the match of branch stock to the needs of specific markets, reduce slow or non-moving inventory, and improve the flow of product through our internal logistics. Accounts payable were $236.1 at the end of the second quarter of 2021, an increase of $42.0, or 21.6%, over the second quarter of 2020. In the second quarter of 2020, our sales growth was from high-demand surge-related products that required immediate payment, meaning our accounts payable declined as a result of weaker activity with our traditional suppliers with a more typical product mix. The increase in our payables balance in the second quarter of 2021 largely reflects the return to strong growth in our traditional manufacturing and construction business.
Our investment in property and equipment, net of proceeds from sales, was $61.5 in the first six months of 2021 compared to $84.9 in the first six months of 2020. This decrease was primarily a result of lower spending on FMI devices to reflect a slow recovery in signings and installations following the pandemic, reduced vending equipment costs following the March 2020 acquisition of the industrial vending assets of Apex Industrial Technologies LLC, and an increase in the refurbishment and redeployment of FMI hardware as an alternative to buying new devices. We continue to expect our net capital expenditures (property and equipment net of proceeds from sales) in 2021 to be within a range of $170.0 to $200.0, an increase from $157.5 in 2020. This increase relates to increased spending for a non-hub construction project in Winona to support growth, land purchases to support future supply chain investment, an increase in manufacturing capacity, higher spending for equipment and facility upgrades, retrofits, and replacement, and lower anticipated proceeds from asset sales.
We returned $321.6 to our shareholders in the first six months of 2021 in the form of dividends, compared to $338.8 in the first six months of 2020 in the form of dividends ($286.8) and purchases of our common stock ($52.0).
Total debt on our balance sheet was $405.0 at the end of the second quarter of 2021, or 12.3% of total capital (the sum of stockholders' equity and total debt). This compares to $405.0, or 12.7% of total capital, at the end of the second quarter of 2020.
Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q2 2021	Q1 2021	Q1 2021	Q4 2020	Q4 2020	Q2 2020	Q2 2020
In-market locations - absolute employee headcount	12,446	12,683	-1.9%	12,680	-1.8%	12,982	-4.1%
In-market locations - FTE employee headcount	11,390	11,323	0.6%	11,260	1.2%	11,310	0.7%
Total absolute employee headcount	20,317	20,532	-1.0%	20,365	-0.2%	20,667	-1.7%
Total FTE employee headcount	18,253	18,094	0.9%	17,836	2.3%	17,814	2.5%

Number of public branch locations	1,921	1,959	-1.9%	2,003	-4.1%	2,060	-6.7%
Number of active Onsite locations	1,323	1,285	3.0%	1,265	4.6%	1,212	9.2%
Number of in-market locations	3,244	3,244	0.0%	3,268	-0.7%	3,272	-0.9%
Ratio of in-market location FTE headcount to in-market locations	4:1	3:1		3:1		3:1
Weighted FMI devices (MEU installed count) (1)	87,567	85,157	2.8%	83,951	4.3%	80,124	9.3%
Ratio of weighted FMI devices to in-market locations	27:1	26:1		26:1		24:1
(1) This number excludes approximately 13,000 non-weighted devices that are part of our locker lease program.
During the last twelve months, we increased our total FTE employee headcount by 439. This reflects an increase in our in-market and non-in-market selling FTE employee headcount of 225 to support growth in the marketplace and sales initiatives targeting customer acquisition. We had an increase in our distribution center FTE employee headcount of 76 to support increasing product throughput at our facilities. We had an increase in our remaining FTE employee headcount of 138 that relates primarily to personnel investments in information technology, purchasing, and product development.
We opened five branches in the second quarter of 2021 and closed 43 branches, net of conversions. We activated 62 Onsite locations in the second quarter of 2021 and closed 24, net of conversions. In any period, the number of closings tend to reflect both normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities that host our locations, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks related to the COVID-19 pandemic), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	June 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$321.8	245.7
Trade accounts receivable, net of allowance for credit losses of $11.1 and $12.3, respectively	908.9	769.4
Inventories	1,327.9	1,337.5
Prepaid income taxes	—	6.7
Other current assets	146.7	140.3
Total current assets	2,705.3	2,499.6

Property and equipment, net	1,015.8	1,030.7
Operating lease right-of-use assets	259.6	243.0
Other assets	185.9	191.4

Total assets	$4,166.6	3,964.7

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$40.0	40.0
Accounts payable	236.1	207.0
Accrued expenses	277.9	272.1
Current portion of operating lease liabilities	94.8	93.6
Income taxes payable	1.4	—
Total current liabilities	650.2	612.7

Long-term debt	365.0	365.0
Operating lease liabilities	167.6	151.5
Deferred income taxes	103.0	102.3

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 574,704,880 and 574,159,575 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	78.4	61.9
Retained earnings	2,818.3	2,689.6
Accumulated other comprehensive loss	(18.8)	(21.2)
Total stockholders' equity	2,880.8	2,733.2

Total liabilities and stockholders' equity	$4,166.6	3,964.7

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2021	2020	2021	2020
Net sales	$2,924.7	2,876.0	$1,507.7	1,509.0

Cost of sales	1,580.6	1,567.6	807.0	837.4
Gross profit	1,344.1	1,308.4	700.7	671.6

Operating and administrative expenses	746.0	721.1	382.9	355.6
Operating income	598.1	587.3	317.8	316.0

Interest income	0.0	0.2	0.0	0.1
Interest expense	(5.0)	(4.6)	(2.6)	(2.4)

Earnings before income taxes	593.1	582.9	315.2	313.7

Income tax expense	142.8	141.4	75.5	74.8

Net earnings	$450.3	441.5	$239.7	238.9

Basic net earnings per share	$0.78	0.77	$0.42	0.42

Diluted net earnings per share	$0.78	0.77	$0.42	0.42

Basic weighted average shares outstanding	574.5	573.6	574.6	573.2

Diluted weighted average shares outstanding	576.8	575.1	577.0	575.0

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$450.3	441.5
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	78.9	75.6
Gain on sale of property and equipment	(1.3)	(0.1)
Bad debt expense	(0.1)	4.0
Deferred income taxes	0.7	0.9
Stock-based compensation	2.9	2.9
Amortization of intangible assets	5.4	3.7
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(138.0)	(147.2)
Inventories	10.6	(40.8)
Other current assets	(6.4)	35.6
Accounts payable	29.1	1.3
Accrued expenses	5.8	(13.3)
Income taxes	8.1	119.0
Other	0.3	8.7
Net cash provided by operating activities	446.3	491.8

Cash flows from investing activities:
Purchases of property and equipment	(67.3)	(90.0)
Proceeds from sale of property and equipment	5.8	5.1
Cash paid for acquisition	—	(125.0)
Other	0.1	1.2
Net cash used in investing activities	(61.4)	(208.7)

Cash flows from financing activities:
Proceeds from debt obligations	165.0	870.0
Payments against debt obligations	(165.0)	(810.0)
Proceeds from exercise of stock options	13.6	26.3
Purchases of common stock	—	(52.0)
Payments of dividends	(321.6)	(286.8)
Net cash used in financing activities	(308.0)	(252.5)

Effect of exchange rate changes on cash and cash equivalents	(0.8)	(4.0)

Net increase in cash and cash equivalents	76.1	26.6

Cash and cash equivalents at beginning of period	245.7	174.9
Cash and cash equivalents at end of period	$321.8	201.5

Supplemental information:
Cash paid for interest	$5.0	4.1
Net cash paid for income taxes	$132.7	21.3
Leased assets obtained in exchange for new operating lease liabilities	$65.6	33.7

CONTACT:	Ellen Stolts
Director of Accounting - Reporting and Reconciliation
507-313-7282